Exhibit 10.3

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER,
CHIEF FINANCIAL OFFICER AND CONTROLLER

        In my role as Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or Controller of Flotek Industries, Inc. (the “Company”), I have adhered to and advocated to the best of my knowledge and ability the following principles and responsibilities governing professional conduct and ethics:

1.

Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

2.

Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable. If I am the CEO or CFO I shall review the annual and quarterly reports before certifying and filing them with the SEC.

3.	Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing any independent judgment to be subordinated.

5.

Maintain the Company’s books and records accurately, in reasonable detail and in accordance with generally accepted accounting principles. No records or information will be manipulated for the purpose of altering or distorting business results, and no deliberately false or inaccurate entries will be made for any purpose. The Company must cooperate with independent auditors, and no director or employee may take any action to fraudulently influence, coerce, manipulate or mislead any such auditors.

6.

Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information. I acknowledge that confidential information acquired in the course of business is not to be used for personal advantage.

7.	Proactively promote ethical behavior among employees at the Company and as a responsible partner with industry peers and associates.

8.	Maintain control over and responsibly manage all assets and resources employed or entrusted to me by the Company.

9.

Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any potential violations of this Code. Such report shall be made to the Chief Governance Officer or the Corporate Governance Committee of the Board of Directors and shall include conduct of a financial or non-financial nature.

10.

Refrain from taking advantage personally of opportunities that are discovered through the use of corporate property, information or position, or using corporate property, information or position for personal gain.

11.	Comply with this Code. I understand that if I violate any part of this Code, I will be subject to disciplinary action.

        I understand that this Code is subject to all applicable laws, rules and regulations.

/s/ Jerry D. Dumas, Sr. ————————————————— Jerry D. Dumas, Sr. Chief Executive Officer

/s/ Mark D. Kehnemund ————————————————— Mark D. Kehnemund Chief Financial Officer

/s/ Cheryl Semands ————————————————— Cheryl Semands Controller